NTS MORTGAGE INCOME FUND
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
AND FOR THE PERIODS ENDED
JUNE 30, 2009 AND 2008

DATE OF ISSUANCE:  OCTOBER 20, 2009

NTS Mortgage Income Fund

FINANCIAL STATEMENTS

NTS Mortgage Income Fund
Consolidated Statement of Net Assets in Liquidation
At June 30, 2009 and December 31, 2008
(Liquidation Basis)

	(unaudited)
	June 30, 2009	December 31, 2008
ASSETS:
Real estate assets under development	$11,367,455	$11,225,679
Country Club	1,209,353	1,209,353
Investment in unconsolidated affiliate	2,584,867	2,584,867

Total real estate and investments	15,161,675	15,019,899
Cash and equivalents	179,605	40,552
Accounts receivable	339,130	306,800
Notes receivable	207,622	216,031
Property and equipment	4,492	4,492
Other assets	92,309	86,979

Total assets	15,984,833	15,674,753

LIABILITIES AND NET ASSETS IN LIQUIDATION:
Mortgage payable	5,791,135	5,841,133
Notes payable due to affiliate	2,305,438	870,100
Accounts payable and accrued expenses	1,144,877	659,915
Accounts payable and accrued expenses due to affiliates	507,543	3,526,327
Other liabilities	315,426	255,463
Reserve for estimated costs during liquidation period	3,828,486	4,003,649

Total liabilities	13,892,905	15,156,587

COMMITMENTS AND CONTINGENCIES (NOTE 9)

NET ASSETS IN LIQUIDATION	$2,091,928	$518,166

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statement of Changes in Net Assets in Liquidation
For the Six Months Ended June 30, 2009
(Liquidation Basis)

Net assets in liquidation – December 31, 2008	$518,166
Operating activities of real estate assets under development	1,204,715
Adjustments of real estate and other assets to net realizable value, net of liabilities	369,047

Net assets in liquidation – June 30, 2009	$2,091,928

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Operations
For the Six Months Ended June 30, 2008
(Going Concern Basis)

Six Months Ended June 30,
2008
REVENUE:
Lot sales, net of discounts	$2,588,492
Cost of sales	(1,402,548)

Gross profit	1,185,944

Country Club revenue	1,065,117

Total revenues	2,251,061

EXPENSES:
Selling, general and administrative - affiliates	712,115
Selling, general and administrative	709,262
Interest expense	2,237
Other taxes and licenses	30,308
Depreciation and amortization	102,273
Country Club operations	1,378,225

Total operating expenses	2,934,420

Loss before other income and income taxes	(683,359)
Other income	508,665
Loss from investments in unconsolidated affiliate	(74,350)

Loss before income taxes	(249,044)

Income taxes	-

NET LOSS	$(249,044)

NET LOSS PER SHARE OF COMMON STOCK	$(0.08)

Weighted average number of shares	3,187,328

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Cash Flow
For the Six Months Ended June 30, 2009 and 2008

	2009	2008
	Liquidation Basis	Going Concern
CASH FLOWS FROM OPERATING ACTIVITIES:
Change in net assets in liquidation from:
Operating activities of real estate assets under development	$1,204,715	$-

Net loss	-	(249,044)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	-	102,273
(Income) loss from investment in unconsolidated affiliate	(429,161)	74,350
Cash distribution from unconsolidated affiliate	642,664	-
Changes in assets and liabilities:
Accounts receivable	(72,044)	(47,089)
Notes receivable	4,230	-
Inventory	(112,729)	553,216
Accounts payable and accrued expenses	534,962	(269,685)
Other liabilities	59,964	(14,639)
Other assets	(32,396)	45,552

Net cash provided by operating activities	1,800,205	194,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(2,583)
Capital contribution to unconsolidated affiliate	(24,850)	-

Cash used in investing activities	(24,850)	(2,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Accounts payable and accrued expenses due to affiliates	(3,018,784)	(2,422,959)
Proceeds from mortgage	-	1,745,175
Proceeds from notes payable due to affiliate	4,568,602	490,115
Payments on mortgage and notes payable	(52,855)	(16,332)
Payments on notes payable due to affiliate	(3,133,265)	-

Net cash used in financing activities	(1,636,302)	(204,001)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	139,053	(11,650)

CASH AND EQUIVALENTS, beginning of year	40,552	508,886

CASH AND EQUIVALENTS, end of year	$179,605	$497,236

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements

Note 1 - Organization and Significant Accounting Policies

A) Organization

NTS Mortgage Income Fund (the “Fund”), a Delaware corporation, was formed on September 26, 1988.  The Fund operated as a real estate investment trust under the Internal Revenue Code of 1986 (the “Code”), as amended, from its inception through December 31, 1996.  The Fund began operating as a “C” corporation under the Code for tax purposes effective January 1, 1997.  NTS Corporation (the “Sponsor”) is the sponsor of the Fund.  NTS Advisory Corporation (the “Advisor”) is the advisor to the Fund and NTS Residential Management Company and its successor under assignment, Residential Management Company, (“NTS Management”), are the managers of the Fund.  The Advisor and NTS Management are affiliates of and are under common control with NTS Corporation.  The terms “we,” “us” or “our,” as the context requires, may refer to the Fund or its interests in its properties and joint venture.

Our wholly owned subsidiaries include NTS/Lake Forest II Residential Corporation (“NTS/LFII”) and NTS/Virginia Development Company (“NTS/VA”).

We are a finite life entity.  Our organizational documents require us to commence an orderly liquidation by December 31, 2008.  Delaware law, our state of incorporation, provides us with a three-year period after the filing of our dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.  See Note 1 B – Plan of Liquidation for additional information.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $508,000 currently deferred and owed, by us, to affiliates of the Sponsor and our portion of approximately $103,000 currently deferred and owed to affiliates of the Sponsor by the Orlando Lake Forest Joint Venture (“the Joint Venture”) (as of June 30, 2009 our portion is approximately $51,500) and approximately $2,305,000 in notes payable due to an affiliate of the Sponsor.  Among the obligations also required to be resolved prior to issuing final distributions is the Lake Forest Orlando homeowners’ lawsuit. See Note 9 - Commitments and Contingencies for further discussion of the Lake Forest Orlando lawsuit.  The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

Our subsidiary, NTS/LFII, is the owner and developer of the Lake Forest North single-family residential community located in Louisville, Kentucky.  Our development activities at this location are substantially complete.

Our subsidiary, NTS/VA, is the owner and developer of the Fawn Lake single-family residential community located near Fredericksburg, Virginia, and will continue to own and develop the Fawn Lake project to completion and orderly sale.  Fawn Lake has amenities consisting of a 285-acre lake, clubhouse, pool, tennis courts and boat docks, as well as Fawn Lake Country Club, a private country club with a championship golf course (the “Country Club”). As of June 30, 2009, approximately 952 of 1,398 total lots have been developed and approximately 67% of the total projected lots to be developed have been sold.

We also own a 50% interest in the Orlando Lake Forest Joint Venture (the “Joint Venture”).  See Note 3 - Investment in Unconsolidated Affiliate for further information pertaining to the investment. Our residential development activities at this location are substantially complete.

B) Plan of Liquidation

On December 10, 2008, the Board of Directors (the “Board”) of the Fund adopted the Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (the “Plan”).  On December 31, 2008, we filed for a certificate of dissolution with the Secretary of State of the State of Delaware.  The plan contemplates the orderly completion of construction of development properties and sale of each of the Fund’s remaining assets, the collection of all outstanding loans from third parties, the orderly discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves through estimation or a claims process, the distribution of all remaining cash to stockholders.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

At this time, we anticipate the liquidation process may take three or more years due to the status of the Fawn Lake Development.  If this asset has not been disposed of by the end of the three years, under Delaware law the Fund may seek to extend its liquidation period by petitioning the Delaware Chancery Court.  Alternatively, the Plan provides that at that time or any time the Board of Directors of the Fund deems it advisable all remaining assets and liabilities could be transferred into a liquidating trust.  The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold, proceeds distributed, and the appropriate statutory periods have lapsed.  Our life of project assumes a six-year orderly liquidation from the date of dissolution.

For all periods preceding the date of dissolution, the Fund’s financial statements are presented on the going concern basis of accounting.  As required by U.S. generally accepted accounting principles, the Fund adopted the liquidation basis of accounting as of the close of business on December 31, 2008.  Under the liquidation basis of accounting, the Fund will report the value of its assets based on their net realized amounts and liabilities at their estimated settlement amounts.  The result of these calculations will be an estimated liquidation value for the Fund.  The estimates will be periodically reviewed and adjusted as appropriate.

At June 30, 2009, we reported in the accompanying financial statements that the Fund’s net assets in liquidation aggregated $2,091,928, or $0.66 per share based upon 3,187,328 common shares outstanding at June 30, 2009.  This amount presents development projects at estimated net realizable value after giving effect to the discounting of estimated net proceeds therefrom.  All other assets are presented at estimated net realizable value on an undiscounted basis.  The amount also includes a reserve for future estimated general and administrative expenses and other costs during the liquidation.  Estimated net realizable value reflects economic changes and various other changed circumstances over recent months.  There can be no assurance that these estimated values will be realized.  Such amount should not be taken as an indication of the timing or amount of future distributions to be made by us.

The timing and amounts of interim liquidating distributions (if any) and final liquidating distributions will depend on the timing and amount of proceeds that we will receive upon the sale of the remaining assets and the extent to which reserves for current or future liabilities are required.  Accordingly, there can be no assurance that there will be any liquidating distributions prior to a final liquidating distribution.

C) Basis of Accounting

On December 31, 2008, the date of dissolution, the Fund adopted the liquidation basis of accounting.  Under the liquidation basis of accounting, the Fund will report the value of its assets based on their net realized amounts and liabilities at their estimated settlement amounts.  The result of these calculations will be an estimated liquidation value for the Fund.  A Statement of Net Assets in Liquidation and a Statement of Changes in Net Assets in Liquidation are the principal financial statements presented under the liquidation basis of accounting.  The valuation of assets at their net realizable values and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the Plan and dissolution based on the assumptions set forth below.  The actual values and costs associated with carrying out the Plan are expected to differ from the amounts shown herein because of the inherent uncertainty and will be greater than or less than the amounts recorded.  Such differences may be material.  In particular, the estimates of the Fund’s costs will vary with the length of time it operates.  In addition, the estimate of net assets in liquidation per share in the accompanying Statement of Net Assets in Liquidation, which except for projects under development, does not incorporate a present value discount.  Accordingly, it is not possible to predict the aggregate amount or timing of future distributions to stockholders and no assurance can be given that the amount of liquidating distributions to be received will equal or exceed the estimate of net assets in liquidation per share presented in the accompanying Statement of Net Assets in Liquidation.

D) Valuation Assumptions

Under the liquidation basis of accounting, the carrying amounts of assets as of the date of dissolution, December 31, 2008, were adjusted to their estimated net realizable values and liabilities including the estimated costs associated with implementing the Plan were adjusted to estimated settlement amounts.  The following are the significant assumptions utilized by management in assessing the value of the assets and the expected settlement values of liabilities included in the Statement of Net Assets in Liquidation at June 30, 2009 and December 31, 2008.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

E) Net Assets in Liquidation

Real estate assets under development are primarily reflected at net realizable value which is based upon our budgets for developing and selling out the respective NTS/VA project in the orderly course of business.  Sales prices are based upon contracts signed to date and budgeted sales prices for the unsold lots and undeveloped land.  Sales prices are based upon an analysis provided by an independent third party.  Costs and expenses are based upon our budgets for the remaining six-year life of the project and an orderly liquidation.  We have assumed that existing financing will remain in place during the respective projects’ planned development and sell out.

Cash, deposits and escrow accounts are presented at face value.  The remaining assets that we have determined to have a cash value are stated at estimated net realizable value which is the expected selling price or contractual payment to be received, less applicable direct costs or expenses, if any.  The assets that have been valued on this basis include receivables and an investment in unconsolidated affiliate.

Mortgage, notes payable, accounts payable, accrued expenses and other liabilities are stated at settlement amounts.

F) Reserve for Estimated Costs During the Liquidation Period

Under the liquidation basis of accounting, we are required to estimate and accrue the costs associated with implementing and completing the Plan.  These amounts can vary significantly due to, among other things, the timing and realized proceeds from lot sales, the costs of retaining personnel and others to oversee the liquidation, including the cost of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of our operations including an estimate of costs subsequent to that date (which would include reserve contingencies for the appropriate statutory periods).  As a result, we have accrued the projected costs, including overhead and specific liquidation costs of salaries, professional fees, and other miscellaneous wind-down costs, expected to be incurred during the estimated six-year liquidation period required to complete the liquidation of our remaining assets.  These projections could change materially based on the timing of lot sales and development activity.   These accruals will be adjusted from time to time as projections and assumptions change or as a result of a claims process.

The following is a summary of the Reserve for Estimated Costs at June 30, 2009:

	For the Six Months Ended June 30, 2009
	Balance at December 31, 2008	Adjustments and Payments, net	Balance at June 30, 2009

Payroll, benefits, and retention costs	$1,081,580	$-	$1,081,580
Professional fees	1,615,400	-	1,615,400
Other general and administrative costs	1,306,669	175,163	1,131,506

	$4,003,649	$175,163	$3,828,486

G) Going Concern Basis of Accounting

For all periods preceding the date of dissolution, our financial statements are presented on the going concern basis of accounting.  Such financial statements reflect the historical results of operations related to our assets and liabilities for the six months ended June 30, 2008.  Land, buildings and equipment are depreciated over the estimated useful lives of the assets which are 10-30 years for buildings and 5-12 years for equipment.  Depreciation expense was approximately $102,000 during the six months ended June 30, 2008.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

H) Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the assets, liabilities, revenues and expenses of our wholly-owned subsidiaries.  Investments of 50% or less in affiliated companies are accounted for under the equity method.  All significant intercompany transactions and balances have been eliminated.

       I) Use of Estimates in the Preparation of Consolidated Financial Statements and Consideration of Subsequent Events

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

We considered subsequent events through October 20, 2009, the date of issuance for our financial statements as of and for the period ended June 30, 2009.

J) Revenue Recognition

We recognize revenue and related costs from lot sales using the accrual method in accordance with U.S. generally accepted accounting principles, which is when payment has been received, and title, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant activities after the sale.  We generally require a minimum down payment of at least 10% of the sales price of the lot. The Country Club recognizes operating revenue as services are performed.

K) Accounting for Impairment

Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” specifies circumstances in which certain long-lived assets must be reviewed for impairment.  The continued downturn in sales volume during the year ended December 31, 2008 caused our expected future inventory carrying costs to increase, resulting in the future expected cash flows to be less than the carrying value.  The continued downturn in sales volume during the year ended December 31, 2008 also negatively impacted new memberships at the Country Club which also caused its future expected cash flows to be less than our carrying value included in property and equipment.  If the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset’s carrying value must be written down to fair value.  We determined the estimated fair values using a discounted cash flow model.  Impairment charges of $17,814,000 and $2,609,000 during the year ended December 31, 2008 were necessary to adjust inventory and property and equipment, respectively, to their estimated fair values.

L) Advertising

We expense advertising costs as incurred, which are included in selling, general and administrative in the accompanying consolidated statements of operations.  Advertising expense was approximately $36,000 and $190,000 during the six months ended June 30, 2009 and 2008.

M) Environmental Remediation and Compliance

Environmental liabilities for remediation costs are accrued based on estimates of known environmental remediation exposures.  Liabilities are recognized when they are probable and can be reasonably estimated.  Environmental compliance costs are expensed as incurred.  We are not aware of any liabilities that presently require accrual of a loss contingency.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

N) Statements of Cash Flows

For purposes of reporting cash flows, cash and equivalents include cash on hand and short-term, highly liquid investments with an original maturity of three months or less when purchased that are readily convertible to cash.

Cash payments for interest, net of amounts capitalized, totaled approximately $39,000 and $2,000 during the six months ended June 30, 2009 and 2008.

O) Segment Reporting

Our reportable operating segments include only one segment which is the development and sale of single-family residential lots.

P) Fair Value Measurements

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS 157”), except as it applies to the nonfinancial assets and nonfinancial liabilities subject to Financial Accounting Standards Board (“FASB”) Staff Position 157-2 (“FSP 157-2”).  SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.  As a basis for considering such assumptions, SFAS 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The following table summarizes fair value measurements by level at June 30, 2009 and December 31, 2008 for assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements as of June 30, 2009 Using
Description	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and equivalents	$179,605	$-	$-	$179,605
Accounts and notes receivable	-	546,752	-	546,752
Real estate assets under development	-	-	11,367,455	11,367,455
Country club	-	-	1,209,353	1,209,353
Investment in unconsolidated affiliate	-	-	2,584,867	2,584,867
Total	$179,605	$546,752	$15,161,675	$15,888,032

Liabilities:
Mortgage payable	$-	$5,791,135	$-	$5,791,135
Notes payable to affiliates	-	2,305,438	$-	2,305,438
Total	$-	$8,096,573	$-	$8,096,573

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

	Fair Value Measurements as of December 31, 2008 Using
Description	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and equivalents	$40,552	$-	$-	$40,552
Accounts and notes receivable	-	522,831	-	522,831
Real estate assets under development	-	-	11,255,679	11,255,679
Country club	-	-	1,209,353	1,209,353
Investment in unconsolidated affiliate	-	-	2,584,867	2,584,867
Total	$40,552	$522,831	$15,049,899	$15,613,282

Liabilities:
Mortgage payable	$-	$5,841,133	$-	$5,841,133
Notes payable to affiliates	-	870,100	$-	870,100
Total	$-	$6,711,233	$-	$6,711,233

In connection with the adoption of liquidation basis accounting on December 31, 2008 as described more fully above, certain financial assets and liabilities are recorded at estimated net realizable value or “fair value” and will continue to be recorded as such on a recurring basis. The following describes each of our financial assets and liabilities and the inputs included in the calculation of fair value:  Level 1 inputs: Cash and equivalents are comprised of either bank deposits or amounts invested in money market funds, the fair value of which is based on quoted market prices. Level 2 inputs: Accounts and notes receivable are comprised of amounts due the company from various parties. Fair value is measured by discounting the cash flows expected from these receivables at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  The fair values of the Company’s mortgage and notes payable are measured by discounting the cash flows expected to be paid at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  Level 3 inputs: The fair values of real estate assets under development and the country club are based on valuations prepared by management utilizing an outside appraisal.  The valuations are based upon discounted cash flows and assumptions made during the valuation process and include management’s best estimate of discount rates and future cash flows.  The fair value of the investment in unconsolidated affiliate is based on the fair value of the underlying property.  The fair value of the underlying real estate is initially determined by purchase price for recent acquisitions or valuations prepared by management.  Valuations are based upon discounted cash flows and assumptions made during the valuation process and include management’s best estimate of discount rates and future cash flows.  All other assets and liabilities are carried at historical cost, which approximates fair value, due to the short-term nature of these items.

Note 2 - Affiliations

We have no employees.  All personnel rendering services to the Fund are employees of companies affiliated with NTS Development Corporation, a subsidiary of the Sponsor.

The Fund operates under the direction of its Board of Directors who have retained NTS Management to be the sole and exclusive agent of the Fund for day-to-day control and management of the business of the Fund’s subsidiaries.  This includes (a) the continued operation of NTS/LFII and NTS/VA, (b) the operations of the Fawn Lake Country Club, (c) the operations of  the Fawn Lake Community Association and (d) the provision and/or sale of ancillary goods and services as selected by NTS Management with respect to any of the foregoing.  The Management Agreements terminated on December 31, 2008.  See Note 6 – Related Party Transactions for further discussion of the Management Agreements.  NTS Management is an affiliate of and under common control with the Fund’s Sponsor.  The Chairman of the Board of Directors of the Fund is also the majority stockholder of the Sponsor and is a majority stockholder of the managing general partner in the Joint Venture of which the Fund is a 50% joint venture partner.  The Advisor and NTS Management are affiliates of and are under common control with the Sponsor.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The Fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements (which were terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as under the prior Management Agreements.

Note 3 - Investment in Unconsolidated Affiliate

Effective August 16, 1997, we became a partner in the Joint Venture.  The other partners in the Joint Venture are Orlando Lake Forest, Inc., Orlando Capital Corporation and OLF II Corporation, all of whom are affiliates of and are under common control with the Fund’s Sponsor.  The Joint Venture will continue to operate under its current legal name as the Orlando Lake Forest Joint Venture.

We contributed to the Joint Venture as a capital contribution its interest in the principal and interest of the first mortgage loan on the Orlando Lake Forest project, and obtained a 50% interest in the Joint Venture.  The NTS entities named above hold cumulatively the remaining 50% interest in the Joint Venture.

The Joint Venture developed the Orlando Lake Forest project, a single-family residential community located in Seminole County, Florida (near Orlando) consisting of approximately 360 acres of residential land and improvements and approximately 20 acres of commercial land.  Our development activities at this location are substantially complete.  As of June 30, 2009, the Joint Venture owns 1 single-family homesite and an 11-acre tract of commercial land.

The net income or net loss of the Joint Venture is allocated based on the respective partner’s percentage interest, as defined in the joint venture agreement.  As of June 30, 2009 and December 31, 2008, our percentage interest was 50%, and our investment balance in the Joint Venture was approximately $58,000 and $247,000, respectively.  On June 30, 2009 and December 31, 2008, we adjusted our investment balance to its net realizable value of approximately $2,585,000 consistent with the liquidation basis of accounting.  Our share of the Joint Venture’s net income (loss) for the six months ended June 30, 2009 and 2008 was approximately $429,000 and ($74,000), respectively.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

Presented below are approximate condensed balance sheets for the Joint Venture as of June 30, 2009 and December 31, 2008, and approximate condensed statements of operations for the six months ended June 30, 2009 and 2008:

	2009	2008
Condensed Balance Sheets
Inventory	$353,000	$600,000
Other, net	1,000	2,000

Total assets	$354,000	$602,000

Other liabilities	$238,000	$109,000
Equity	116,000	493,000

Total liabilities and equity	$354,000	$602,000

	Six Months Ended June 30,
Condensed Statements of Operations	2009	2008
Lot sales, net of discounts	$1,272,000	$-
Cost of sales	(259,000)	-
Other expenses, net	(155,000)	(149,000)

Net income (loss)	$858,000	$(149,000)

At various times throughout the six months ended June 30, 2009 Orlando Lake Forest Inc., the managing general partner of the Orlando Lake Forest Joint Venture, authorized payment of approximately $1,285,000 in distributions to the partners of the Joint Venture and called for an aggregate of $49,700 in capital contributions from the partners of the Joint Venture.  We own a 50% interest in the Joint Venture and received approximately $642,500 of the distribution proceeds and paid $24,850 of the capital contributions.

Note 4 - Mortgage Payable

Mortgage and notes payable consist of the following:

	June 30, 2009	December 31, 2008
	(Liquidation Basis)	(Going Concern Basis)
Mortgage loan payable to a bank in the original amount of $7,352,000, bearing interest at the greater of variable rate based on LIBOR one-month rate plus 4.0%, currently 4.32%, or fixed interest at 6%, with a revolving principal balance and interest payable monthly, due September 1, 2010, secured by undeveloped land at NTS/VA, an 11-acre commercial tract, and a $300,000 letter of credit	$5,791,135	$5,841,133

Other	-	-

	$5,791,135	$5,841,133

Our mortgage loan payable is secured by our inventory consisting of the undeveloped land at the NTS/VA project with a liquidation basis value of approximately $8.9 million; a mortgage on the Orlando Lake Forest Joint Venture 11-acre commercial tract; and a $300,000 letter of credit.  The loan agreement was amended on August 18, 2009 to reflect the extension of the maturity date to September 1, 2010.  The amended agreement also waived the $2,000,000 principal repayment, amended the release prices of the real property securing the payment of the loan and added $1,000,000 of availability under the loan to fund overhead expenses at NTS/VA, which shall be the lesser of $100,000 per month, or 50% of the actual expense.  This loan, as amended, is guaranteed by us and by NTS Guaranty Corporation.  We incurred and capitalized in inventory approximately $200,000 of interest during the six months ended June 30, 2008.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

On August 18, 2009, NTS/VA and NTS/LFII entered into a development loan disbursing agreement “Section 21A Loan” with a bank for purposes of providing funds to develop Section 21A of NTS/VA.  The Section 21A Loan is in the amount of $1,385,544.  The Section 21A Loan requires interest to be paid monthly.  Upon the sale of a lot in Section 21A of NTS/VA the bank shall be entitled to receive as a principal paydown the greater of 100% of the net sales proceeds per lot, or $150,000 per lot.  In addition, the mortgage loan and this Section 21A Loan were cross-defaulted and cross-collateralized.  This section 21A Loan is guaranteed by NTS Guaranty Corporation, J. D. Nichols, and us.

Note 5 - Notes Payable Due to Affiliate

Notes payable due to an affiliate consist of the following:

	June 30, 2009	December 31, 2008
	(Liquidation Basis)	(Going Concern Basis)
Notes payable to an affiliate, NTS Financial Partnership, in the original amount of $980,100, bearing interest at LIBOR plus 1.75%, currently 2.07%, with a revolving balance and interest payable monthly, due December 31, 2009	$328,850	$870,100

Notes payable to an affiliate, NTS Development Company, in the original amount of $328,136, bearing interest at LIBOR plus 1.75%, currently 2.07%, with a revolving balance and interest payable monthly	328,136	-

Notes payable to an affiliate, Residential Management Company, in the original amount of $3,953,716, bearing interest at LIBOR plus 1.75%, currently 2.07%, with a revolving balance and interest payable monthly	1,648,452	-

	$2,305,438	$870,100

Note 6 - Related Party Transactions

On February 17, 2006, NTS/VA entered into an agreement to sell to a related party, Cedar Creek Virginia, LLC, lots 808 through 825, inclusive in Section 27 of the Fawn Lake Development.  The purchase price per lot was $126,150, for an aggregate purchase price of $2,270,700.  The lot price in the agreement was determined by averaging the sales price of similarly situated lots within the NTS/VA Fawn Lake Development.  The Board of Directors of the Fund unanimously adopted a resolution approving the sale of these lots to the related party.  The initial closing occurred on March 29, 2006, when lots 808, 809, 810, 811, 822, 823, 824 and 825 were purchased for an aggregate purchase price of $1,009,200.  The purchaser has 18 months from the initial closing to purchase the remaining lots.  In accordance with SFAS No. 66 “Accounting for Sales of Real Estate,” we have accounted for the initial closing transaction using the deposit method.  During 2006, 5 lots were purchased by Cedar Creek Virginia, LLC for an aggregate of $630,750.  During 2007, zero lots were purchased by Cedar Creek Virginia, LLC.  At December 31, 2007, $37,845 of the original $100,920 deposit received at the initial closing remained as deferred revenues.

During 2006, one lot was sold to Cedar Creek Virginia, LLC, for $80,000 under a previous agreement entered into in 2004.  We sold 8 lots in 2005 under this agreement.

On February 29, 2008, Cedar Creek Virginia, LLC paid the balance owed to NTS/VA for the remaining lots 812, 813, 814, 815, 816, 817, 818, 819, 820 and 821 for the aggregate price of $1,311,960.  The purchase price includes a 4% lot premium for these lots and in addition NTS/VA earned approximately $76,000 in interest income due to the extension of the sale per the initial contract.  These proceeds were used to reduce our obligation currently deferred and owed to affiliates of the Sponsor.

Cedar Creek Virginia, LLC is a joint venture engaged in the construction of homes in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin, and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Cedar Creek Virginia, LLC. We are not a member of Cedar Creek Virginia, LLC.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

On December 24, 2008, Orlando Lake Forest Joint Venture entered into an agreement with an affiliate to sell four unimproved lots for an aggregate sales price of approximately $1.3 million.  This price was based on a third party appraisal.  The amendments to the contracts extend the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of these lots occurred on April 10, 2009.

On December 24, 2008, NTS/LFII entered into an agreement with an affiliate to sell the single 14-acre tract of land for an aggregate sales price of approximately $1.7 million.  This price was based on a third party appraisal.  The amendments to the contracts extend the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of this tract of land occurred on April 10, 2009.

On May 4, 2006, NTS/VA sold to a related party, Fawn Lake Sales Center, LLC, 0.57 acres of land for $125,000.  Fawn Lake Sales Center, LLC is a joint venture engaged in the construction and ownership of a sales office building located in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin, and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Fawn Lake Sales Center, LLC.  We are not a member of Fawn Lake Sales Center, LLC.  NTS/VA leases the sales office building from Fawn Lake Sales Center, LLC.  See the following table for the approximate rent paid pursuant to this lease.

As of June 30, 2009, the Sponsor or an affiliate owned 705,530 shares of the Fund which is approximately 22% of the outstanding shares.  The Fund has entered into the following agreements with various affiliates of the Sponsor regarding the ongoing operation of the Fund.

Management Agreements

The ongoing operation and management of the Lake Forest North and Fawn Lake projects will be conducted by NTS Management under the terms of the Services Agreement with Residential.  The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements.

Prior to the Services Agreement the operation and management of the Fund’s properties were conducted by affiliates of NTS Development Corporation under the terms of (i) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/LFII and NTS Management for the Lake Forest North project, and (ii) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/VA and NTS Management for the Fawn Lake project (collectively, the “Management Agreements”).  The Management Agreements were effective through December 31, 2008.  Under the Services Agreement, NTS Management is entitled to reimbursement for certain costs incurred in the operation of the Fund.

These expense reimbursements include direct and prorated costs incurred in the management and operation of NTS/LFII and NTS/VA.  These reimbursements include management, accounting, professional, engineering development, marketing and office personnel employment costs incurred by NTS Management and/or certain affiliates as well as various non-payroll related operating expenses.  Employment costs are for those individuals rendering services at the residential projects, some of whom are full-time and on site, and others who are not on site or have multiple residential project responsibilities.  For services provided by individuals not on site or with multiple residential project responsibilities, costs are prorated by NTS Management and allocated to the appropriate residential project in accordance with the Services Agreement.  As permitted by the Management Agreements, we were charged the following approximate amounts for the six months ended June 30, 2009 and 2008.  These amounts are reflected in selling, general and administrative - affiliates on the accompanying consolidated statements of operations in accordance with the Management Agreements.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

	Six Months Ended June 30,
	2009	2008
Personnel Related Costs
Financing and accounting	$162,000	$221,000
Data processing	6,000	5,000
Human resources	7,000	37,000
Executive and administrative services	72,000	85,000
Sales and marketing	78,000	152,000
Construction management	20,000	20,000
Legal	25,000	33,000

Total personnel related costs	$370,000	$553,000

Rent	39,000	40,000
Total expense reimbursements	$409,000	$593,000

Overhead recovery	90,000	119,000
Total selling, general and administrative - affiliates	$499,000	$712,000

Country Club
Personnel cost reimbursements	$708,000	$767,000
Overhead recovery	40,000	37,000

Total Country Club	$748,000	$804,000

Total related party	$1,247,000	$1,516,000

NTS Management is entitled to an overhead recovery, which is a reimbursement for overhead expenses attributable to the employees and the efforts of NTS Management under the Services Agreement, in an amount equal to 3.75% of the projects’ gross cash receipts, as defined in the Services Agreement.  Overhead recovery for the six months ended June 30, 2009 and 2008, was approximately $90,000 and $119,000, respectively.  These amounts are classified with selling, general and administrative - affiliates in the accompanying consolidated statements of operations.

The Country Club accrued personnel cost reimbursements of approximately $708,000 and $767,000 to NTS Management or an affiliate during the six months ended June 30, 2009 and 2008, respectively.  Such costs include employment costs of management, golf course maintenance, golf professionals, kitchen personnel and accounting, as well as various non-payroll related operating expenses.  In addition, there were overhead recovery fees of approximately $40,000 and $37,000 accrued to NTS Management for overhead recovery fees at the Country Club for the six months ended June 30, 2009 and 2008. The Country Club personnel cost reimbursements and overhead recovery fees were included with country club operations in our consolidated statement of operations for the six months ended June 30, 2009 and 2008.

The Management Agreements also call for NTS Management to potentially receive an incentive payment, as defined in the Management Agreements, equal to 10% of the net cash flows of the projects.  The incentive payment will not begin accruing until after the cumulative cash flows of NTS/LFII, NTS/VA and the Fund’s share of the cash flow of the Joint Venture would have been sufficient to enable us to have returned to the then existing stockholders of the Fund an amount which, after adding thereto all other payments actually remitted or distributed to such stockholders of the Fund, is at least equal to the stockholders’ original capital contribution.  As of June 30, 2009, we had raised approximately $63,690,000 and had paid distributions of approximately $23,141,000.  As of June 30, 2009, no amount had been accrued as an incentive payment in our consolidated financial statements.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

On July 1, 2005, NTS Residential Management Company assigned its responsibilities and right to receive certain payments (for items accrued after July 1, 2005) under the Management Agreements to Residential Management Company.  The assignment does not relieve NTS Residential Management Company from its rights or duties and obligations to perform its responsibilities under the Management Agreements.  Residential Management Company is owned by our Chairman, Mr. J.D. Nichols, and our President, Mr. Brian F. Lavin.  NTS Corporation owns NTS Residential Management Company with a similar ownership and control structure.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The Fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements (which was terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as the prior Management Agreements.

Accounts Payable and Accrued Expenses - Affiliates

As of June 30, 2009 and December 31, 2008, we owed approximately $508,000 and $3,526,000, respectively, to NTS Management, NTS Development and its affiliates for personnel cost and overhead reimbursements included in accounts payable and accrued expenses - affiliates.

NTS has agreed to defer, through December 31, 2009, amounts owed to them by us as of December 24, 2008 and those amounts accruing from January 1, 2009 through December 31, 2009, other than as permitted by our cash flows.  There can be no assurances that NTS will continue to defer amounts due to them past December 31, 2009.

Sale of Undeveloped Land

On March 6, 2001, NTS/LFII sold 26.5 acres of land to Lake Forest Fairways, LLC (“Fairways”), a limited liability company which was formed between NTS Development Company and Fairway Development, LLC (an unaffiliated third party).  The initial payment was made on March 6, 2001 for $30,000 per acre for a total of $795,000.  Fairways will also pay NTS/LFII at each closing of the sale of the first 100 home units, as an additional component of the purchase price for the property, the sum of $14,500 per home unit sold.  The sale has been recorded using the cost recovery method and the transaction has been recorded for a total sales value of $1,715,000, consisting of the initial payment at closing for $795,000 and the gross future proceeds of $1,450,000 which are discounted to a net present value of $920,000.  Under the cost recovery method, no profit is recognized until cash payments by the buyer (Fairways) exceed the seller’s (NTS/LFII) cost of the property sold.  During 2007 and 2006, NTS/LFII recognized revenue of approximately $14,000 and $89,500, respectively, and interest income of approximately $15,000 and $99,000, respectively, from Fairways payments.  The transactional values were derived from an independent appraisal.

On January 31, 2008, Lake Forest Fairways, LLC paid the balance owed to NTS/LFII for the remaining 52 home units at $14,500 per each home unit.  During 2008, NTS/LFII recognized revenue of approximately $358,000 and interest income of approximately $396,000 from this final Fairways payment.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

Note 7 - Country Club Accounting

Presented below are the approximate condensed statements of operations for the Fawn Lake Country Club for the six months ended June 30, 2009 and 2008:

	Six Months Ended June 30,
	2009	2008
Condensed Statements of Operations
Revenues:
Operating revenues	$1,045,000	$1,065,000

Expenses:
Cost of goods sold	168,000	185,000
Selling, general and administrative - affiliates	748,000	804,000
Selling, general and administrative	275,000	390,000
Depreciation	-	64,000

Total expenses	1,191,000	1,443,000

Net loss	$(146,000)	$(378,000)

Selling, general and administrative - affiliates expenses include expense reimbursements and overhead recovery fees accrued to NTS Management or an affiliate.  See Note 6 - Related Party Transactions for further discussion of expense reimbursements and overhead recovery fees.

Selling, general and administrative expenses include landscaping, repairs and maintenance, operating lease payments, utilities, advertising and insurance.

Note 8 - Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequence of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the Fund’s book and tax basis of assets and liabilities and tax carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The principal tax carry forwards and temporary differences giving rise to our deferred taxes consist of tax net operating loss carry forwards, valuation allowances and differences in inventory basis for book and tax.  Our deferred tax assets and liabilities as of December 31 are as follows:

	2008 (Liquidation Basis)	2007 (Going Concern Basis)
Deferred tax assets/liabilities
Net operating loss carry forwards	$11,893,000	$11,255,000
Inventory	6,275,000	-
Fixed assets	991,000	-
Liquidation liabilities	1,521,000	-
Deferred revenue	38,000	218,000

Deferred tax assets	20,718,000	11,473,000

Inventory	-	(452,000)
Liquidation and other assets	(3,812,000)	(599,000)

Deferred tax liabilities	(3,812,000)	(1,051,000)

Valuation allowance	(16,906,000)	(10,422,000)

Total deferred tax assets/liabilities	$-	$-

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

A valuation allowance is provided when the probability that the deferred tax asset to be realized does not meet the criteria as defined in SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”).  In 2005, a portion of the valuation allowance was released and net operating loss carry forwards were utilized to offset current year tax expense.  The Fund has determined, based on its history of operating losses and its expectations for the future, that it is more likely than not that the net deferred tax assets on December 31, 2008 and 2007, will not be realized.  As of December 31, 2008, we have a federal net operating loss carry forward of approximately $31,213,000 expiring during various years beginning in 2019 and ending in 2028.  Our federal income tax returns for 2005, 2006 and 2007 are open to examination.

A reconciliation of the statutory rate to the effective rate of the Fund for the years ended December 31 is as follows:

	2008	2007	2006
Tax (benefit) provision using statutory rate	$(7,345,000)	$(814,000)	$(320,000)
(Decrease) increase in valuation allowance	8,208,000	908,000	380,000
Other	(863,000)	(94,000)	(33,000)
Credits	-	-	(27,000)

Income tax expense	$-	$-	$-

Substantially all of the difference between the tax (benefit) provision calculated at the statutory rate and the tax expense recorded on the accompanying statements of operations is due to the change of the valuation allowance on previously recorded deferred tax assets.

There were no unrecognized tax benefits, therefore we have not included a reconciliation of the beginning and ending balance of our unrecognized tax benefits from January 1, 2007, the date on which we adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS 109 Accounting for Income Taxes”.  We recognize interest accrued and penalties related to unrecognized tax benefits as a part of income tax expense.

Note 9 - Commitments and Contingencies

Dissolution and Liquidation

We are a finite life entity. Our organizational documents require us to dissolve and commence an orderly liquidation by December 31, 2008.  Delaware law, our state of incorporation, provides us with a three-year period after dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $508,000 currently deferred and owed to affiliates of the Sponsor by us and our portion of approximately $103,000 currently deferred and owed to affiliates of the Sponsor by the Joint Venture (as of June 30, 2009 our portion is approximately $51,500) and approximately $2,305,000 in notes payable due to an affiliate of the Sponsor.  Among the obligations also required to be resolved prior to issuing final distributions is the Lake Forest Orlando homeowners’ lawsuit (see Litigation for further discussion of the Lake Forest Orlando lawsuit). The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that when we complete our liquidation, the aggregate distributions made to stockholders from all sources during our existence will be at least equal to the original capital contributions attributable to our then outstanding shares. As of June 30, 2009, the original capital contributions attributable to our outstanding shares were $63,690,000, and we had paid aggregate distributions of approximately $23,141,000. As discussed further below, based on our most recent analysis, which includes all of the Guarantor’s assets, the amount projected to be distributed to our stockholders at the completion of our liquidation will not be sufficient to return an amount equal to their original capital contributions.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

	Common Stock Shares	Common Stock Amount	Original Capital Contributions	Distributions	Total
Issuance of Common Stock	3,187,333	$3,187	$63,687,041	$-	$63,690,228
Dividends declared	-	-	-	(23,140,663)	(23,140,663)

Balances on June 30, 2009	3,187,333	$3,187	$63,687,041	$(23,140,663)	$40,549,565

The liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor’s sole asset is a $10.0 million demand promissory note from Mr. J.D. Nichols personally.  Mr. Nichols is the Chairman of the board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty.  The Guarantor has also guaranteed our mortgage loan payable to National City Bank, as amended on August 18, 2009, and the Section 21A Loan we entered into on August 18, 2009.  The Guarantor may in the future guarantee obligations of other third parties, including guaranties of obligations owed by our affiliates to other entities.

In connection with our ongoing review of the status of our properties and progress to liquidation, we estimate the total distributions anticipated to be issued to our stockholders through the completion of our liquidation. As part of the most recent review process, we incorporated the analysis provided by an independent third-party concerning our Fawn Lake Development. The downturn in the United States residential real estate market in general, and, in particular, in the Washington, D.C. market, have negatively impacted our estimates of the likely net profits to be generated from our Fawn Lake Development by the completion of the liquidation.  Based on our most recent analysis, we currently anticipate that after payment of all liabilities, the proceeds from future property sales, liquidation of other assets and a $10.0 million payment from the Guarantor will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance. The current estimate, however, reflects a substantial shortfall, which, at this time, we anticipate is unlikely to be recovered prior to the issuance of final liquidating distributions.

On August 18, 2009, our mortgage loan was amended. As a condition of the amendment, we and NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable. Also on August 18, 2009, we obtained the Section 21A Loan and as a condition to National City Bank entering into the Section 21A Loan, we, along with NTS Guaranty Corporation and Mr. J. D. Nichols, guaranteed the Section 21A Loan.  In the event these guaranties are called upon to repay all or a portion of the mortgage loan, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

Should current economic conditions, particularly in the Washington, D.C. market, continue or worsen, adjustments to net realizable value against our assets at our Fawn Lake Development may be necessary. Such adjustments to net realizable value, if necessary, may reflect reduced estimates of the amount of final liquidating distributions to our stockholders.

Other conditions may arise impacting our ability to complete a timely and orderly liquidation, thereby reducing the potential maximum value of our assets. This, in turn, could reduce our earnings and thereby liquidating distributions to our stockholders.

Litigation

We, as an owner of real estate, are subject to various environmental laws of federal, state and local governments. Compliance by us with existing laws has not had a material adverse effect on our financial condition and results of operations. However, we cannot predict the impact of new or changed laws or regulations on our current properties or on properties that it may acquire in the future.

Except as described below, we do not believe there is any litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by insurance and none of which is expected to have a material adverse effect on our consolidated financial statements. We believe we have adequate insurance.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

On September 4, 2007, the Joint Venture received notice from the Lake Forest Master Community Association, Inc. (“the Association”) of alleged construction defects in bridges, roadways, retaining walls, storm drains and other constructed facilities turned over to the Association in September of 2005.  On September 28, 2007, a second notice of claim was received by the Joint Venture from the Association alleging additional defects in the underdrain systems also turned over to the Association. The estimated value placed on the defects by the Association is approximately $4,500,000. The Joint Venture responded to the claim in accordance with Florida Statute Sec 558 and has performed preliminary investigations to determine if any of these alleged defects exist. The Joint Venture continues to respond to the Association consistent with the procedures outline in the aforementioned statute. On August 3, 2007, the Joint Venture was served with a lawsuit in Seminole County, Florida (the “Florida Litigation”), by the Association naming Orlando Lake Forest Joint Venture, Orlando Lake Forest Inc., NTS Mortgage Income Fund, OLF II Corporation and Orlando Capital Corporation as defendants. The Florida Litigation alleges that bridges, roadways, retaining walls, storm drains and other constructed facilities were constructed with defects and deficiencies. The Joint Venture is not aware of any defects that presently require the accrual of a loss contingency and plans to vigorously defend itself against this claim and the associated lawsuit. The court held a hearing on December 19, 2007, on our motion for summary judgment. On May 27, 2008, the court issued an order entering summary judgment in favor of the Joint Venture. In issuing the order the court noted its order was “final”. On June 20, 2008, the Association appealed the order to the Florida Fifth District Court of Appeals.  On April 3, 2009, the Florida Fifth District Court of Appeals, issued a ruling that reversed the trial court’s summary judgment ruling in favor of the Joint Venture and remanded the matter to the Circuit Court of Seminole County.

On April 17, 2009, we requested that the Florida Fifth District Court of Appeal reconsider its ruling, which request was denied on June 10, 2009.  We then filed a Notice to Invoke Discretionary Jurisdiction with the Supreme Court of Florida on June 29, 2009, followed by our Jurisdictional Brief on July 7, 2009.  The Association filed its Jurisdictional Brief opposing jurisdiction on July 27, 2009.  We have not yet received the Supreme Court’s decision as to whether it will hear our appeal on statutory construction issues.  Meanwhile, the Association filed a Notice of Case and Request for Jury Trial with the Circuit Court, which we moved to strike.  We also asked the Circuit Court for leave to amend our counterclaim to include a prayer for injunctive relief based upon the Fifth District Court of Appeal opinion.  A hearing on our motion to strike and our motion to file an amended counterclaim was held on October 7, 2009.  The trial court granted our motion to amend our counterclaim and denied our motion to strike the Association’s trial notice.  A case management conference has been scheduled for October 29, 2009.  It is not possible to predict the outcome of the Florida Litigation at this time, but if determined adversely against us, it could have a material, adverse impact on our net assets in liquidation and on any potential liquidating distributions.  Our insurance carriers are presently assisting in our defense in this matter under reservations of rights.

NTS/LFII and NTS/VA have various certificates of deposit, bonds and letters of credits outstanding to governmental agencies and utility companies. NTS/VA had outstanding letters of credit totaling approximately $50,000 at June 30, 2009. The primary purpose of these documents is to ensure that the work at the developments is completed in accordance with the construction plans as approved by the appropriate governmental agency or utility company.

Note 10 - Guaranties to the Fund

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that, at the time that we are liquidated and dissolved, the total distributions we have made to stockholders from all sources during our existence are at least equal to the original capital contributions attributable to our then outstanding shares. The original capital contributions attributable to our outstanding shares were $63,690,000. As of June 30, 2009, we had paid distributions of approximately $23,141,000.

Any liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor holds a $10.0 million demand note receivable from Mr. J.D. Nichols, Chairman of the board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty. The Guarantor may in the future guarantee obligations of other third parties including guaranties of obligations owed by our affiliates to other entities.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements (continued)

Based on our most recent analysis, the entire assets of the Guarantor will be called upon to fulfill the capital return guaranty. Even with a $10.0 million payment from the Guarantor, current estimates indicate that final liquidating distributions will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance.

On August 18, 2009, our mortgage loan was amended. As a condition of the amendment, we and NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable. Also on August 18, 2009, we obtained the Section 21A Loan and as a condition to National City Bank entering into the Section 21A Loan, we, along with NTS Guaranty Corporation and Mr. J. D. Nichols, guaranteed the Section 21A Loan.  In the event these guaranties are called upon to repay all or a portion of the mortgage loan, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.